Exhibit 8.2

Wyrick Robbins Yates & Ponton LLP ATTORNEYS AT LAW 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607 PO Drawer 17803, Raleigh, NC 27619 P: 919.781.4000 F: 919.781.4865 www.wyrick.com

April 4, 2018

NewDominion Bank
1111 Metropolitan Avenue, Suite 600
Charlotte, North Carolina 28204

Park National Corporation
50 North Third Street
Newark, Ohio 43058

Re:	Merger of NewDominion Bank with and into The Park National Bank

Ladies and Gentlemen:

We have acted as counsel to NewDominion Bank, a North Carolina state-chartered bank (“NewDominion”), in connection with the proposed merger (the “Merger”) of NewDominion with and into The Park National Bank, a national banking association (“Park National”), which is a wholly owned subsidiary of Park National Corporation, an Ohio corporation (“Parent”), pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 22, 2018, by and among Parent, Park National and NewDominion (the “Merger Agreement”). The Merger is described in the proxy statement/prospectus of NewDominion and Parent (the “Proxy Statement/Prospectus”), which is part of the registration statement filed on Form S-4 by Parent with the U.S. Securities and Exchange Commission, as amended or supplemented through the date hereof (the “Registration Statement”) in connection with the Merger. At your request, and in connection with the filing of the Registration Statement, we are rendering this opinion concerning certain United States federal income tax matters. Terms with initial capital letters used but not defined herein have the meaning ascribed to them in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus, the Registration Statement, and such other documents as we have considered necessary or appropriate for purposes of our opinion. In addition, in rendering this opinion, we have relied upon the representations set forth in the certificates from officers of Parent and NewDominion to us dated on or about the date hereof (the “Officer Certificates”).

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In rendering our opinion, we have assumed that:

(i)the Merger will be consummated pursuant to and in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement);

(ii)the statements and representations concerning the Merger and the parties thereto set forth in the Merger Agreement are true, complete, and correct, and the Registration Statement is true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time of the Merger and thereafter;

(iii)any such statements made in the Merger Agreement or the Registration Statement qualified by knowledge, intention, belief, or any other similar qualification are true, complete, and correct, and will remain true, complete, and correct at all times up to and including the Effective Time of the Merger and thereafter, in each case as if made without such qualification;

(iv)other than the Merger Agreement, there are no understandings or agreements between or among the parties to the Merger Agreement or their respective affiliates that bear directly or indirectly on the Merger, and the Merger Agreement and the Officer Certificates reflect all material facts relating to the Merger, Parent, Park National, and NewDominion;

(v)the factual statements and representations made by each of Parent and NewDominion in the Officer Certificates are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time of the Merger and thereafter;

(vi)any such statements and representations made in the Officer Certificates qualified by knowledge, intention, belief, or any similar qualification are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time of the Merger and thereafter, in each case as if made without such qualification;

(vii)as to all matters with respect to which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, we have assumed that there is in fact no such plan, intention, understanding, or agreement;

(viii)as to all matters occurring in the future with respect to which a person or entity has represented that such person or entity expects an event or action to occur or to not occur, we have assumed that such event or action in fact will occur or will not occur in accordance with such representation;

(ix)NewDominion’s only outstanding stock (as that term is used in section 368 of the Internal Revenue Code of 1986, as amended (the “Code”)) as of the Effective Time of the Merger

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will be the NewDominion Common Stock;

(x)the Officer Certificates have been executed by appropriate and authorized officers of Parent, Park National and NewDominion;

(xi)the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement;

(xii)Parent, NewDominion, and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below, and will comply with all reporting obligations with respect to the Merger required by the Code or Treasury Regulations promulgated thereunder;

(xiii)the aggregate value of Parent Common Stock issued to NewDominion shareholders in exchange for shares of NewDominion Common Stock in connection with the Merger will exceed fifty percent (50%) of the aggregate value of NewDominion Common Stock issued and outstanding immediately before the Merger; and

(xiv)the aggregate fair market value of any Parent Common Stock plus any cash received by each NewDominion shareholder in exchange for Parent Common Stock will be approximately equal to the fair market value of the NewDominion Common Stock surrendered in the Merger.

If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

In rendering our opinion, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Officer Certificates), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we are of the opinion that (under existing law) the statements set forth under the caption “Material U.S. federal income tax consequences of the Merger” in the Proxy Statement/Prospectus included in the Registration Statement, subject to the limitations and qualifications set forth therein, set forth the material United States federal income tax consequences of the Merger to U.S. holders of NewDominion Common Stock.

We express no opinion on any issue relating to the tax consequences of the Merger or any other transaction contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of

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which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform any of Parent, NewDominion or any other party of any such change or inaccuracy that may occur or come to our attention.

This opinion is being furnished to Parent and NewDominion only in connection with the filing of the Registration Statement, is solely for its benefit in connection therewith and may not be used or relied upon for any other purpose, and may not be circulated, quoted, or otherwise referenced for any purpose whatsoever without our express written consent.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to references to our opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours.

WYRICK ROBBINS YATES & PONTON LLP

/s/ WYRICK ROBBINS YATES & PONTON LLP

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